Exhibit 99.1

Red Robin Appoints Glenn B. Kaufman to the Board of Directors

Greenwood Village, Colo. — August 5, 2010 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB) today announced the appointment of Glenn B. Kaufman to its Board of Directors, effective August 4, 2010.

Mr. Kaufman is a Managing Member of The D Cubed Group, a private market investment firm with a long-term value creation strategy centered on supporting each company and its executives in driving continuous improvement in business quality. Prior to forming D Cubed he spent 11 years at American Securities Capital Partners, where he was a Managing Director since 2001.  During his tenure Mr. Kaufman spearheaded the firm’s investing in the restaurant and franchising, and healthcare sectors. He served as Chairman or a Director of Potbelly Sandwich Works, El Pollo Loco, Press Ganey Associates, Anthony International and DRL Holdings.

“We are pleased to welcome Glenn to our Board of Directors.  With his successful experience both investing and helping to drive performance in companies in our industry and elsewhere, Glenn will be a great contributor to our Board,” said Pattye Moore, Red Robin’s Board Chair. “As we have previously announced, the Company’s Board of Directors has been proactively taking steps to enhance governance and this completes our process to add four new independent board members who all bring significant industry expertise and business experience. Combined with the positive progress we are making toward recruiting a highly qualified CEO, we feel on track in doing the things we need to do to position Red Robin for strong future success.”

Mr. Kaufman spent four years as an attorney with Cravath, Swaine & Moore and worked previously in the small business consulting group of Price Waterhouse. He holds a Bachelor of Science in Economics from the Wharton School of Business of the University of Pennsylvania and a law degree from Harvard.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 440 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

For further information contact:

ICR

Don Duffy

203-682-8215